Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2012 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

•                  Revenue: $69.2 million, up 14% year-over-year

•                  Income from operations $2.0 million, up 4% year-over-year

•                  $.16 quarterly dividend declared

SHREWSBURY, NJ, July 26, 2012 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2012. The results will be discussed in a conference call to be held on Friday, July 27, 2012 at 10:00 AM Eastern time. The dial-in telephone number is (866) 961-5936 and the pass code is “WSTG.”

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $12.8 million, representing 42% of equity as of June 30, 2012. Working capital amounted to $20.3 million, representing 66% of equity as of June 30, 2012.

Net sales for the second quarter of 2012 increased 14% to $69.2 million compared to $60.7 million for the same period in 2011. Total sales for the second quarter of 2012 for our TechXtend segment were $15.6 million compared to $11.7 million in the second quarter of 2011, representing a 33% increase. Total sales for the second quarter of 2012 for our Lifeboat segment were $53.5 million compared to $49 million in the second quarter of 2011, representing a 9% increase.

“We delivered solid results in the second quarter of 2012. Our TechXtend division performed especially well,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We continued to increase our market share and grow our service offerings.”

The 14% increase in net sales in the second quarter of 2012 compared to 2011 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Gross Profit for the quarter ended June 30, 2012 was $5.6 million compared to $5.6 million for the second quarter of 2011. Total gross profit for our TechXtend segment was $1.7 million compared to $1.3 million in the second quarter of 2011, representing a 34% increase. The increase in gross profit in the TechXtend segment was mainly a result of the increased sales volume. Total gross profit for our Lifeboat segment was $3.8 million compared to $4.3 million in the second quarter of 2011, representing an 11% decrease. The decrease in gross profit for the Lifeboat segment was mainly due to increased competitive pricing pressure within this segment and lower vendor rebate attainments. Vendor rebates and discounts for the quarter ended June 30, 2012 amounted to $0.4 million compared to $0.8 million for the second quarter of 2011. Vendor rebates are dependent on reaching certain targets set by our vendors. Vendors have been periodically substantially increasing their target revenues for rebate eligibility. Therefore, despite our increasing revenue, vendor rebates have declined.

Total gross profit, as a percentage of net sales, for the second quarter of 2012 was 8.1%, compared to 9.2% in the second quarter of 2011.

The attainment of gross profit dollars and the decrease in gross profit margins as a percentage of net sales were primarily caused by the increased competitive pricing pressure in both segments and by winning several large bids based on aggressive pricing, which we plan to continue.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2012 were $3.5 million compared to $3.6 million for the second quarter of 2011, which was mainly the result of lower stock compensation and bad debt expense compared to 2011. As a percentage of net sales, SG&A expenses for the second quarter of 2012 were 5.1% compared to 6.0% for the second quarter of 2011.

On July 24, 2012, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable August 17, 2012 to shareholders of record on August 7, 2012.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Datawatch, Dell, Doyenz, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Oracle, Quest Software, SolarWinds, Sophos/Astaro, StorageCraft Technology, TechSmith, Veeam, Vision Solutions, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share  and per share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$7,237	$9,202
Marketable securities	5,572	5,375
Accounts receivable, net	50,369	47,066
Inventory - finished goods	1,307	1,240
Prepaid expenses and other current assets	1,256	1,997
Deferred income taxes	347	329
Total current assets	66,088	65,209

Equipment and leasehold improvements, net	370	458
Accounts receivable long-term	9,551	8,889
Other assets	74	54
Deferred income taxes	250	251

Total assets	$76,333	$74,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$45,750	$45,796
Current portion- capital lease obligation	83	76
Total current liabilities	45,833	45,872

Long term portion- capital lease obligation	14	55
Total liabilities	45,847	45,927

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,711,867 and 4,679,878 shares outstanding, respectively	53	53
Additional paid-in capital	27,453	26,725
Treasury stock, at cost, 572,633 and 604,622 shares, respectively	(5,012)	(4,991)
Retained earnings	7,665	6,818
Accumulated other comprehensive income	327	329
Total stockholders’ equity	30,486	28,934
Total liabilities and stockholders’ equity	$76,333	$74,861

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues
Lifeboat segment	$102,850	$88,502	$53,548	$48,951
TechXtend segment (formerly Programmer’s Paradise segment)	33,226	23,708	15,621	11,710
Total Revenue	136,076	112,210	69,169	60,661

Cost of sales
Lifeboat segment	95,221	80,790	49,704	44,653
TechXtend segment (formerly Programmer’s Paradise segment)	29,698	20,994	13,875	10,407
Total Cost of sales	124,919	101,784	63,579	55,060

Gross Profit	11,157	10,426	5,590	5,601

Operating expenses
Selling costs	3,919	3,728	1,947	1,892
Stock based compensation	463	589	231	300
Other general and administrative expenses	3,156	2,853	1,373	1,448
Total Selling, general and administrative expenses	7,538	7,170	3,551	3,640

Income from operations	3,619	3,256	2,039	1,961

Interest income, net	254	172	130	86
Realized foreign exchange gain	1	1	—	1
Income before income tax provision	3,874	3,429	2,169	2,048
Provision for income taxes	1,541	1,358	865	820

Net income	$2,333	$2,071	$1,304	$1,228

Net income per common share - Basic	$0.52	$0.47	$0.29	$0.28
Net income per common share - Diluted	$0.50	$0.45	$0.28	$0.26

Weighted average common shares outstanding - Basic	4,449	4,414	4,471	4,414
Weighted average common shares outstanding - Diluted	4,632	4,647	4,656	4,645